Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 23, 2013, relating to the consolidated financial statements and financial statement schedule of Flexsteel Industries, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Flexsteel Industries, Inc. for the year ended June 30, 2013.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

December 23, 2013